United States Department of Agriculture Forest Service	a. Record no. (1-2) 70	b. Region (3-4) 02	c. Forest (5-6) 01
SPECIAL USE PERMIT	d. District (7-8) 03	e. Use number (9-12) 4144	f. Kind of use (13-15) 161
Act of June 4, 1897 This permit is revocable and nontransferable (Ref. FSM 2710)	g. State (16-17) 08	h. County (18-20) 049	k. Card no. (21) 1

Permission is hereby granted to City and County of Denver, through Winter Park Recreational Association, as Agent of P. O. Box 36, Winter Park, CO 80482 hereinafter called the permittee, to use subject to the conditions set out below, the following described lands or improvements: an area in portions of sections 4-6, 7-10, 14-17, 20-23, 26-29 and tract 37 in T. 2 S., R. 75 W., 6th P.M. (unsurveyed), as more particularly shown on a map titled Exhibit A, Permit Map, which is attached to and made a part of this permit.

This permit covers 7,027 acres more or less, and is issued for the purpose of constructing, operating, and maintaining a recreation area known as Winter Park, Mary Jane, and Vasquez Four-Season Recreation Area. This permit is supplemental to the Term Special Use Permit of the same date and designation.

The charge for this additional area and the terms and conditions under which the area may be operated are provided for in the Term Permit of the same date and designation.

1. This use shall be actually exercised at least 365 days each year, unless otherwise authorized in writing.

2. This permit is accepted subject to the conditions set forth herein, and to conditions 19 to 37 attached hereto and made a part of this permit.

PERMITTEE	NAME OF PERMITTEE City and County of Denver through the Winter Park Recreational Association, as Agent	SIGNATURE OF AUTHORIZED OFFICER /s/ Gerald F. Groswold TITLE President	DATE 12/8/83
ISSUING OFFICER	NAME AND SIGNATURE /s/ Raymond O. Benton Raymond O. Benton	TITLE Forest Supervisor	DATE 12/8/83

(CONTINUED ON REVERSE)

3. Development plans; layout plans; construction, reconstruction, or alteration of improvements; or revision of layout or construction plans for this area must be approved in advance and in writing by the forest supervisor. Trees or shrubbery on the permitted area may be removed or destroyed only after the forest officer in charge has approved, and has marked or otherwise designated that which may be removed or destroyed. Timber cut or destroyed will be paid for by the permittee as follows: Merchantable timber at appraised value; young-growth timber below merchantable size at current damage appraisal value; provided that the Forest Service reserves the right to dispose of the merchantable timber to others than the permittee at no stumpage cost to the permittee. Trees, shrubs, and other plants may be planted in such manner and in such places about the premises as may be approved by the forest officer in charge.

4. The permittee shall maintain the improvements and premises to standards of repair, orderliness, neatness, sanitation, and safety acceptable to the forest officer in charge.

5. This permit is subject to all valid claims.

6. The permittee in exercising the privileges granted by this permit shall comply with the regulations of the Department of Agriculture and all Federal, State, county, and municipal laws, ordinances, or regulations which are applicable to the area or operations covered by this permit.

7. The permittee shall take all reasonable precautions to prevent and suppress forest fires. No material shall be disposed of by burning in open fires during the closed season established by law or regulation without a written permit from the forest officer in charge or his authorized agent.

8. The permittee shall exercise diligence in protecting from damage the land and property of the United States covered by and used in connection with this permit, and shall pay the United States for any damage resulting from negligence of from the violation of the terms of this permit or of any law or regulation applicable to the National Forests by the permittee, or by any agents or employees of the permittee acting within the scope of their agency or employment.

9. The permittee shall fully repair all damage, other than ordinary wear and tear, to national forest roads and trails caused by the permittee in the exercise of the privilege granted by this permit.

10. No Member of or Delegate to Congress or Resident Commissioner shall be admitted to any share or part of this agreement or to any benefit that may arise herefrom unless it is made with a corporation for its general benefit.

11. Upon abandonment, termination, revocation, or cancellation of this permit, the permittee shall remove within a reasonable time all structures and improvements except those owned by the United States, and shall restore the site, unless otherwise agreed upon in writing or in this permit. If the permittee fails to remove all such structures or improvements within a reasonable period, they shall become the property of the United States, but that will not relieve the permittee of liability for the cost of their removal and restoration of the site.

12. This permit is not transferable. If the permittee through voluntary sale or transfer, or through enforcement of contract, foreclosure, tax sale, or other valid legal proceeding shall cease to be the owner of the physical improvements other than those owned by the United States situated on the land described in this permit and is unable to furnish adequate proof of ability to redeem or otherwise reestablish title to said improvements, this permit shall be subject to cancellation. But if the person to whom title to said improvements shall have been transferred in either manner provided is qualified as a permittee and is willing that his future occupancy of the premises shall be subject to such new conditions and stipulations as existing or prospective circumstances may warrant, his continued occupancy of the premises may be authorized by permit to him if, in the opinion of the issuing officer of his successor, issuance of a permit is desirable and in the public interest.

13. In case of change of address, the permittee shall immediately notify the forest supervisor.

14. The temporary use and occupancy of the premises and improvements herein described may be sublet by the permittee to third parties only with the prior written approval of the forest supervisor but the permittee shall continue to be responsible for compliance with all conditions of this permit by persons to whom such premises may be sublet.

15. This permit may be terminated upon breach of any of the conditions herein or at the discretion of the regional forester or the Chief, Forest Service.

16. In the event of any conflict between any of the preceding printed clauses or any provisions thereof and any of the following clauses or any provisions thereof, the following clauses will control.

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19.	Fees

The annual fees due the United States for those activities authorized by this permit shall be calculated on sales according to the schedule below.

Kind of Business	Break-even point (Sales to GPA) (Percentage)	Rate base (Percentage)	Balance of Sales rate (Percentage)
Service, food	70	1.25	1 .50
Merchandise	70	1.50	1.80
Service, liquor	60	1.80	2.15
Outfitting, guiding	50	2.00	2.65
Rental and Services	30	4.50	5.95
Lifts, Tows, and Ski Schools	20	2.00	5.00

A weighted-average break-even point (called the break-even point) and a weighted-average rate base (called the rate base) will be calculated and used when applying the schedule to mixed business. If the permittee’s business records do not clearly segregate the sales into the business categories authorized by this permit, they will be placed in the most logical category whenever possible. If sales with a different rate base are grouped, it will be necessary to place them all in the rate category that will yield the highest fee. The fee on sales below the break-even point will be calculated using 50 percent of the rate base. The fee on sales between the break-even point and twice the break-even point will be calculated using 150 percent of the rate base. The fee on sales above twice the break-even point will be calculated using the balance of sales rate. Form 2700-19 will simplify computation. A sample form 2700-19 is shown in Exhibit C.

This use occupies both private and public land. For purposes of the fee calculation, “GFA” and “Sales” will be adjusted by a percentage representing the portion of the use attributed to National Forest System land. This percentage has been calculated on the basis of the Slope Transport- Feet method as defined in Clause 27. This has been determined to be 95.8 percent as of April 8, 1981, and is subject to annual review and adjustment by the Forest Service as may be necessitated by the addition or removal of improvements.

To the above basic fee will be added the fee for commissions calculated by applying the weighted average fee rate to revenue collected as commissions. The weighted average fee rate is derived by dividing the total basic fee by sales.

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The minimum annual fee for this use, which is due in advance and is not subject to refund, will be equal to the fee that would result when sales are 40 percent of the break-even point. This fee will be calculated and billed by the Forest Service during the final quarter of the permittee’s fiscal year, using the most recent GFA figure and previously reported sales data for the current year. (Plus, if the operating season is still active, estimated sales for the remainder of the year.)

20.	Definitions of Kinds of Business, Gross Fixed Asset and Sales

For purposes of recording and reporting sales, and sales-related information including the cost of sales, the activities of the concessioner are divided into:

Service, Food. Includes the serving of meals, sandwiches, and other food materials either consumed on the premises or prepared for carryout. Snackbars are included here, as well as the sale of nonalcoholic drinks and beer, served in conjunction with food.

Merchandise. Includes the sale of miscellaneous clothing, and such items as hardware, souvenirs, and gifts. Bait, fishing rods, reels, boats, motor and boating accessories are included as well as other sporting equipment and clothing sales. Where a “Service, Cars” category of business is not established by this permit, the sale of auto accessories is included in this category.

Service, Liquor. Includes the sale of alcoholic drinks for consumption on the premises and other sales ordinarily a part of a bar or cocktail lounge business. Where a bar is operated in conjunction with a restaurant or overnight accommodations, liquor and beer sales are recorded separately from the other sales and included in this category. The sale of alcoholic beverages for consumption off the premises is also included in this item, except as indicated in “Grocery” and “Service, Food”.

Outfitting, Guiding. Includes all activities or commercial guiding services involving back-country travel, regardless of mode of travel, when associated with a resort or dude ranch with a mixture of businesses. All fees charged are considered sales.

Rentals and Services. Includes the rental of furnished or unfurnished cabins, cottages, housekeeping rooms, condominiums, motel units, (where daily maid service is not furnished by the permittee), etc., and the rental of camping space, trailer space, horses, trailers, and other equipment rentals. Also included are services such as barber shops, and amusements, such as billiards. Includes the rental of marina-type equipment, such as boats, motors, boat docks and boat moorings, and boat launching. Rentals of ski and snow play equipment and snowmobiles are also included.

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Lifts, Tows, and Ski Schools. Includes charges for use of all types of uphill transportation facilities and for sports lessons and training.

Gross Fixed Assets (GFA) is the total cost of improvements, equipment, and fixtures necessary and used to generate sales and other income during the permit year on the permitted area or within the development boundary shown in this permit.

a.	Costs of the following items verified by a representative of the Forest Service to be in existence and use by the permittee are included:

(1)	Expensed items that are identifiable structures, major equipment, such as road maintenance equipment, or land improvements which play a distinct role in generating sales.

(2)	Identifiable permittee costs, whether capitalized or not, to provide utility services to the area. Utility services that extend beyond the development boundary may be included in GFA to the extent they are necessary for the generation of sales and are paid by the permittee.

b.	Such items as the following are not part of GFA.

(1)	Assets that ordinarily qualify for inclusion in GFA, but which are out of service for the full operating year for which fees are being determined.

(2)	Land.

(3)	Expendable or consumable supplies.

(4)	Intangible assets, such as goodwill, organization expense, and permit value.

(5)	Improvements not related to the operation.

(6)	Luxury improvements not used to generate sales.

(7)	Improvements not located on the permit sites within the development boundary, except for utility services identified in a (2) above.

As of April 30, 1983, the initial GFA under this ownership has been determined to be $28,255,913.00, as shown in detail in Exhibit D.

Sales for the purpose of fee calculation include 1) revenue derived from all goods and services sold which are related to operations under this permit and, 2) the value of gratuities not excluded by item g. Gratuities include such goods, services, or privileges as discounts, gifts, dividends, or benefits that are furnished to such individuals as stockholders, owners, creditors or other obligees, officers, employees or their families, at rates or under conditions not available to the general public. Such gratuities will be sales priced by the permittee at the current price to the public.

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The following items will be excluded from gross receipts or revenue to arrive at sales:

a.	Refunds from returned merchandise and receipts from sales or real and non-rental personal property used in the operation. Sales of property such as rental equipment previously used for generating operating revenue, when sold on the premises are to be included in gross receipts. Examples of this are rental items, such as boats, motors, skis, or boots, which may be sold periodically and replaced. If such equipment is traded in or sold off-premises, the value or revenue shall be excluded from sales.

b.	Rents paid to the permittee by sublessees, even if based on sales. (The gross sales of sublessees are included as provided under item (1).)

c.	Amounts received for goods sold, services rendered, or privileges granted at a price lower than the permittee’s current price to the public. (The full value is included as provided under item (2).)

d.	Sales taxes paid or payable to taxing authorities and Federal and State gasoline taxes on sales of gasoline collected from customers.

e.	Amounts paid or payable to a Government licensing authority or recreation administering agency from sales of hunting or fishing licenses and recreation fee tickets.

f.	Value of sales where the permittee is serving as a collection or sales agent for businesses not directly associated with the permitted operation. This includes such things as bus or sightseeing ticket sales for trips not related to activities on the permitted area, telephone toll charges, and accident insurance sales.

g.	Items listed in a policy statement prepared by the permittee pertaining to gratuities previously approved in writing by the Forest Supervisor. The policy may provide for those furnished to persons present in the interest of public safety; those whose presence will significantly increase sales by publicity for the operation; competitors, judges, and other officials of organized competitive or exhibition events; officials responsible for inspection and administration of the permitted use; and other similar purposes. The policy will describe how gratuities are to be recorded. A record of all gratuities will be kept by the permittee as a part of the records under this permit.

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h.	Franchise receipts (see definition below).

i.	Commissions (see definition below).

Franchise Receipts are defined as amounts paid the permittee by sublessees, as determined at the time franchise operations are authorized, solely for the opportunity to do business at a specific location in addition to a stated rental fee. Franchise receipts may be in the form of fixed amounts of money or reduced prices for the franchiser’s product or service. No franchise operations will be undertaken until approved, in advance, by the Forest Supervisor.

Commissions are payments received by the permittee for serving as an agent or providing services, such as those described in items e and f.

21.	Rate Redetermination

Upon determination by the Chief of the Forest Service that sufficient changes have occurred in conditions relating to specific kinds of business to warrant review, break-even points and rates will be reexamined and, if appropriate, new schedules will be prepared by the Forest Service to be effective in all permits authorizing such business or businesses. The charges for this permit will be developed according to the new schedule, as of, and effective on, the beginning of the permittee’s business year following approval of the revised rate schedules.

22.	Payment of Fees

Reports and deposits required as outlined above shall be tendered in accordance with the schedule below. They will be sent or delivered to the Collection Officer, Arapaho and Roosevelt National Forests, 240 West Prospect, Fort Collins, CO 80526. Checks or money orders will be payable to “Forest Service, USDA”.

The permittee wil1:

(1)	During the final fiscal quarter, pay within 15 days of billing by the Forest Service, the annual minimum fee for the next year.

(2)	The permittee will send to the Forest Supervisor on or before August 1 of each year an annual operating statement reporting the results of operations including year-end adjustments. The permittee will also include or cause to be provided from each sublessee an operating statement covering the results of its operations for the same period. The permittee will also include a balance sheet representing his financial condition at the close of his business year, and a schedule of gross fixed assets adjusted to comply with the terms of this permit in a format and manner prescribed by the Forest Service.

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(3)	Within 15 days of receipt of a statement from the Forest Supervisor, pay any additional fee required to correct fees paid for the past year’s operation.

(4)	Report sales, calculate fees due using forms supplied, and make payment each calendar month except for months in which no sales take place and the permittee has notified the Forest Service that his operation has entered a seasonal shutdown for a specific period. Reports and payments will be made the 15th of each month.

The Forest Supervisor, prior to May 31, will furnish the permittee with a tentative rate which shall be applied to sales in the fee calculation (item 4), such rate to be one that will produce the expected fee based on past experience. The correct fee will be determined at the end of the year and adjustment made as provided under item (3). Any balance that may exist will be credited and applied against the next payment due.

All fee calculations and records of sales and GFA are subject to periodic audit. Errors in payment will be corrected as needed in conformance with those audits.

23.	Service Charge

A service charge, in addition to the regular fees, shall be made for failure to meet the fee payment due date or any of the dates specified for submission of statements required for fee calculation. The late payment charge shall be $25, or an amount calculated by applying the current rate prescribed by Treasury Fiscal Requirements Manual Bulletins to the overdue amount for each 30-day period or fraction thereof that the payment is overdue, whichever is greater. If the due date falls on a nonworkday, the late payment charge will not apply until the end of the next workday.

24.	Access to Records

For the purpose of administering this permit (including ascertaining that fees paid were correct and evaluating the propriety of the fee base), the permittee agrees to make all of the accounting books and supporting records to his business activities, as well as those of sublessees operating within the authority of this permit, available for analysis by qualified representatives of the Forest Service or other Federal agencies authorized to review the Forest Service activities. Review of accounting books and supporting records will be made at dates convenient to the permittee and reviewers. Financial information so obtained will be treated as confidential to the extent allowed in The Freedom of Information Act (5 U.S.C. 552.).

The permittee will retain the above records and keep them available for review for 3 years after the end of the year involved, unless disposition is otherwise authorized by the Forest Service in writing.

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25.	Accounting Records

The permittee shall follow generally accepted accounting principles in recording his financial transactions and in reporting results to the Forest Service. When requested by the Forest Service, the permittee, at his own expense, will have his annual accounting reports audited by a public accountant acceptable to the Forest Service. The permittee will require his sublessees to comply with these same requirements. The minimum acceptable accounting system will include:

a.	Systematic internal controls and recording by kind of business the gross receipts derived from all sources of business conducted under this permit. Receipts should be recorded daily and, if possible, deposited into a bank account without reduction by disbursements. Receipt entries should be supported by such source documents as cash register tapes, sale invoices, room rental records, and cash accounts from other sources.

b.	A record of all disbursements, including capital items, and a permanent record of investments in facilities.

c.	Bank accounts will be maintained separately for the businesses conducted under this permit and not commingled with those for other businesses of the permittee.

26.	Definition of Terms

District Ranger - The Forest Service Officer who has the responsibility for the direct administration of this permit.

Designated Administering Officer - A government employee to whom responsibility for administration of the area has been delegated in writing.

Permittee’s Representative - A person designated, in writing, by the permittee, who is authorized to receive instruction from Forest Service personnel and to take such action as instructed.

Authorized Officer - The authorized officer for winter sports concessions as referenced in FSM 2342 and FSM 7320 - Tramways, Ski Lifts, and Tows shall be the line officer authorized to sign the special-use permit which includes the Master Development Plan and Operating Plan. This is the Forest Supervisor for all downhill winter-sports sites in Region 2. The authorized officer may delegate monitoring, inspection, and permit administration duties as appropriate.

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Development Boundary - The line delineating the development area is shown in the Master Development Plan map, Exhibit B.

Development Area - The area of a mixed ownership operation in which are located the land, improvements, and facilities which together constitute a logical single overall integrated business operation regardless of the land ownership involved. It is identified to enable the proration of GFA and sales by ownership so an equitable fee for the use of Government land involved can be determined.

Slope Tranport Feet Method and Slope Transport Feet - A method of prorating winter sport uphill facility capacity on the basis of land ownership. The slope distance traveled by lifts on each ownership is multiplied by the lift capacity giving a factor called slope transport feet. This factor is then used to determine the weighted capacity of the uphill facilities by ownership.

Capacity - A theoretic planning level of Skiers-at-One-Time (SAOT) which the overall mountain area can handle as determined by characteristics specifically described in the Master Development Plan.

27.	Nondiscrimination

a.	Nondiscrimination Services. During the performance of this permit, the permittee agrees:

(1)	In connection with the performance of work under this permit, including construction, maintenance, and operation of facility, the permittee shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin.

(2)	The permittee and his employees shall not discriminate by segregation or otherwise against any person on the basis of race, color, religion, sex, or national origin by curtailing or refusing to furnish accommodations, facilities, services, or use privileges offered to the public generally.

(3)	The permittee shall include and require compliance with the above nondiscrimination provisions in any subcontract made with respect to the operations under this permit.

(4)	Signs setting forth this policy of nondiscrimination to be furnished by the Forest Service will be conspicuously displayed at the public entrance to the premises, and at other exterior or interior locations as directed by the Forest Service.

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b.	Nondiscrimination Employment

In connection with the performance of work under this permit, the permittee agrees as follows:

(1)	The permittee will not discriminate against any employee or applicant for employment because of race, color, religion, sex, or national origin. The permittee will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, color, religion, sex, or national origin. Such action shall include, but not be limited to, the following employment, upgrading, demotion, or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and selection for training, including apprenticeship. The permittee agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the Forest Service setting forth the provisions of this nondiscrimination clause.

(2)	The permittee will, in all solicitations or advertisements for employees placed by or on behalf of the permittee, state that all qualified applicants will receive consideration for employment, without regard to race, color, religion, sex, or national origin.

(3)	The permittee will send to each labor union or representative of workers with which he has a collective bargaining agreement or other contract or understanding, a notice, to be provided by the Forest Service, advising the labor union or workers’ representative of the permittee’s commitments under this clause, and shall post copies of the notice in conspicuous places available to employees and applicants for employment.

(4)	The permittee will comply with all provisions of Executive Order No. 11246 of September 24, 1965, as amended by the Executive Order No. 11375 of October 31, 1967, and of the rules, regulations, and relevant orders of the Secretary of Labor.

(5)	The permittee will furnish all information and reports required by Executive Order No. 11246 of September 24, 1965, and by the rules, regulations, and orders of the Secretary of Labor, or pursuant thereto, and will permit access to his books, records and accounts by the Forest Service and the Secretary of Labor for purposes of investigation to ascertain compliance with such rules, regulations, and orders.

(6)	In the event of the permittee’s noncompliance with the nondiscrimination clauses of this permit or with any of such rules, regulations, or orders, this permit may be canceled or terminated in whole or in part, and the permittee may be declared ineligible for further government contracts in accordance with procedures authorized in Executive Order No. 11246 of September 24, 1965, and such other sanctions may be imposed and remedies invoked as provided in Executive Order No. 11246 of September 24, 1965, or by rule, regulation, or order of the Secretary of Labor or as otherwise provided by law.

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(7)	The permittee will include the provisions of the foregoing paragraphs (1) through (6) to every subcontract or purchase order unless exempted by rules, regulations, or orders of the Secretary of Labor issued pursuant to Section 204 of Executive Order No. 11246 of September 24, 1965, so that such provisions will be binding upon each subcontractor or vendor. The permittee will take such action with respect to any subcontract or purchase order as the contracting agency may direct as a means of enforcing such provisions, including sanctions for noncompliance: Provided, however, that in the event the permittee becomes involved in, or is threatened with, litigation with a subcontractor or vendor as a result of such direction by the Forest Service, the permittee may request the United States to enter into such litigation to protect the interests of the United States.

c.	Covenant and Reverter

The permittee does by the acceptance of this document covenant and agree for itself, its assigns, and its successors in interest of the property herein leased, or any part thereof, that the covenant set forth below shall attach to and run with the land:

(1)	That the described property and its appurtenant areas and its building and facilities whether or not on the land therein leased will be operated as a recreation resort, in full compliance with Title VI of the Civil Rights Act of 1964 and all requirements imposed by or pursuant to the regulations issued thereunder by the Department of Agriculture and in effect on the date of this document to the end that no person in the United States shall, on the grounds of race, color, or national origin, be excluded from participation in, be denied the benefits of, or be subjected to discrimination under any programs or activities provided thereon; and

(2)	That the United States shall have the right to judicial enforcement of these covenants not only as to the permittee, its successors and assigns, but also as to lessees and licensees doing business or extending services under contractual or other arrangements on the land herein conveyed.

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In the event of a breach of any of the conditions set forth above, all right, title, and interest in and to the above described property shall, at the option of the Grantor revert to and become the property of the United States of America, which shall have an immediate right of entry thereon, and the permittee, its successors or assigns, shall forfeit all right, title and interest in and to the above described property and in any and all of the tenements, hereditaments, and appurtenances thereunto belonging; provided, however, that the failure of the Grantor to insist in any one or more instances upon complete performance of any of the said conditions shall not be construed as a waiver of a relinquishment of the future performance of any such conditions, but the obligations of the permittee with respect to such future performance shall continue in full force and effect.

28.	Liability

a.	Indemnification of the United States

The permittee shall indemnify the United States against any liability for damage to life or property arising from the occupancy or use of National Forest lands under this permit.

b.	Insurance

The permittee shall have in force public liability insurance covering, 1) property damage in the amount of twenty thousand dollars ($20,000) and; 2) damage to persons in the minimum amount of three hundred thousand dollars ($300,000) in the event of death or injury to one individual and the minimum amount of one million dollars ($1,000,000) in the event of death or injury to more than one individual. The coverage shall extend to property damage, bodily injury, or death arising out of the permittee’s activities under the permit including, but not limited to, the occupancy or use of the land and the construction, maintenance, and operation of the structures, facilities, or equipment authorized by this permit. Such insurance shall also name the United States as a co-insured and provide for specific coverage of the permittee’s contractually assumed obligation to indemnify the United States. The permittee shall require the insurance company to send an authenticated copy of its insurance policy to the Forest Service immediately upon issuance of the policy. The policy shall also contain a specific provision or rider to the effect that the policy will not be canceled or its provisions changed or deleted before thirty (30) days written notice to the Forest Supervisor, Arapaho and Roosevelt National Forests, 240 West Prospect, Fort Collins, CO 80526, by the insurance company.

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29.	Natural Resource Standards

Permit clauses 4, 8, 9, and 10 are hereby supplemented as follows:

a.	Erosion Control

The permittee shall be responsible for the prevention and control of soil erosion and gullying on lands covered by this permit and adjacent thereto, resulting from the construction or maintenance of the authorized use. He shall so construct and maintain his improvements to avoid the accumulation of excessive heads of water and to avoid encroachment on streams. He shall revegetate all ground where the soil has been exposed and shall construct and maintain terracing, water bars, leadoff ditches, or other preventative works they may be required to prevent and control erosion as prescribed by the District Ranger.

b.	Pesticides

Chemical materials may not be used to control undesirable woody and herbaceous vegetation, aquatic plants, insects, rodents, trash, fish, etc., without the prior written approval of the Forest Service. A report of planned use of pesticides will be submitted annually by the permittee on the due date established by the Forest Supervisor. The report will cover a 12-month period of planned use beginning three months after the reporting date. Information essential for review will be provided in the form specified. Exceptions to this schedule may be allowed only when unexpected outbreaks of pests require control measures which were not anticipated at the time the annual report was submitted.

Only those materials approved and registered by the U.S. Department of Agriculture for the specific purpose planned will be considered for use on these lands. Label instructions will be strictly followed in the preparation and application of pesticides and disposal of excess materials and containers. The permittee will, within the development boundary, adhere to state and federal water quality laws and air pollution laws and regulations.

c.	Archeological-Paleontological Discoveries

The permittee shall immediately bring to the attention of the District Ranger any and all antiquities or other objects of historic or scientific interest including, but not limited to, historic or prehistoric ruins, fossils, or artifacts discovered as the result of operations under this permit, and shall leave such discoveries intact until authorized to proceed by the District Ranger. Protective and/or mitigative measures specified by the Forest Service shall be the responsibility of the permittee.

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30.	Structural Plans and Standards

a.	Plan Approval

Plans for ski lifts, buildings, structures, or other improvements, all or partly on National Forest System land, must be approved by the Forest Service prior to construction. Plans and specifications shall be submitted to the District Ranger with sufficient time being given for study and approval, commensurate with complexity, before the construction date stipulated in the development schedule.

b.	Ski Lifts

Plans for ski lift systems shall be prepared by a qualified engineer or tramway firm. The design, construction, maintenance, operation, and inspection of all aerial lifts and tows shall be in accordance with the American National Standard Safety Requirements for Aerial Passenger Tramways (ANSI B77.1), as supplemented by the Forest Service; and/or codes adopted by the Colorado Passenger Tramway Safety Board, whichever is the more restrictive. A qualified engineer is one authorized to practice engineering in the State either by reason of his employment by the State or Federal Government or by registration as provided by law of the State. All lifts and tows installed on National Forest System land, or which serve National Forest together with other lands, must be constructed under the supervision of a qualified engineer or such other supervision as may be approved in writing by the Forest Supervisor.

c.	Buildings

All plans and specifications for public use buildings shall be prepared by an architect licensed in the State of Colorado. The plans shall be in accordance with the Uniform Building Code. Building plumbing shall be in accordance with the National Plumbing Code. The electrical system shall be in accordance with the National Electric Code. Other systems shall be designed in accordance with recognized standards.

d.	Construction Certification

Before any public use building or facility is approved for use, the permittee shall submit to the District Ranger a certification by the architect or engineer who inspected construction that the building or facility has been constructed in accordance with the approved plans.

e.	Power and Telephone Lines

All water, telephone, and power transmission lines of 34.5 kv or less, will be installed underground except where prohibited by technical circumstances, and they shall be designed and installed in accordance with accepted standards and specifications.

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f.	Surveys, Land Corners

The permittee shall reestablish or restore public land monuments disturbed or destroyed by construction, reconstruction, or maintenance according to instructions of the Bureau of Land Management, Department of the Interior. Other land monuments and property corners or witness markers shall not be damaged, destroyed, or obliterated without the prior permission of the District Ranger and shall be relocated or reestablished in accordance with standards satisfactory to the Forest Service.

g.	Facility Operation and Maintenance

The operation and maintenance of all sanitation, food-service, and water supply methods, systems, and facilities shall comply with the standards of the local department of health and the United States Public Health Service.

The permittee shall dispose of all garbage and refuse in a place and manner specified by the Forest officer in charge.

(1)	All outdoor toilets shall be of a sealed vault, flyproof construction. As a minimum, they shall be located in accordance with State and County sanitation requirements and on a site approved by the District Ranger.

(2)	Liquid wastes and sewage shall be disposed of by facilities constructed and operated as required by State, County and local laws and regulations, and on a site approved by the District Ranger.

(3)	Garbage and rubbish cans shall be covered, watertight and flyproof. Garbage and rubbish shall be disposed of only at locations designated for that purpose. The area around the garbage and rubbish containers shall be kept clean and dry.

31.	Signs and Advertising

a.	Signs

No signs or advertising devices shall be erected on the area covered by this permit, or highways leading thereto relating to the permit without prior approval by the Forest Service as to location, design, size, color, and message as specified in the area’s operating plan. Erected signs shall be maintained or renewed as necessary to neat and presentable standards.

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b.	Advertising

The permittee, in his advertisements, signs, circulars, brochures, letterheads, and like materials, as well as orally, shall not misrepresent in any way, either the accommodations provided, the status of his permit, or the area covered by it or tributary thereto.

The fact that the permitted areas are located on the Arapaho National Forest shall be made apparent in all of the permittee’s brochures and advertising regarding use and management of the area and facilities under permit.

32.	Master Development Plan

In consideration of the privileges authorized by this permit, the permittee agrees to prepare the Master Development Plan encompassing the entire winter sports resort presently envisioned for development in connection with the National Forest System lands authorized by this permit, and in a form acceptable to the Forest Service for approval by the Forest Supervisor. Additional construction beyond maintenance of existing improvements and that which has been contemplated in presently approved Master Plans will not be authorized pending completion of the new Vasquez-Winter Park master plan. Requests for approval for such contemplated construction shall address the impacts of such developments upon future development within the expanded area boundary. Development planning should fully utilize the existing permit area. Areas within the permit boundary which are not necessary to meet the goals of the overall Master Development Plan may be deleted from this permit. The new Master Development Plan will be completed by April 27, 1988. The approved Master Development Plan will become a part of this permit and will replace attached Exhibit 8.

For planning purposes, a capacity for the ski area in skiers-at-one-time (SAOT) will be established in the Master Development Plan and appropriate National Environmental Policy Act (NEPA) document. The overall mountain development will not exceed that capacity level without further environmental analysis and documentation through the appropriate NEPA process.

In the event there is agreement with the Forest Service to expand the facilities and services provided on the areas covered by this permit, the permittee shall jointly prepare with the Forest Service a development schedule for the added facilities prior to any construction. Such schedule shall be made a part of the Summer Operating Plan.

To assure proper vegetative treatment, an inventory of the vegetative condition must be made and a long-range vegetative management plan developed by the permittee with Forest Service recommendations.

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33.	Area Safety and Operations

a.	Operations Plans

The permittee representative and the District Ranger shall prepare summer and winter operations plans covering details of safety, land treatment resource protection, and current development programs. These plans will specify annual “how to” methods of treatment and protection. These plans will be based on standards spelled out in this permit. Provisions of the Operations Plans, as currently revised, will become a part of this permit and be signed by the Forest Supervisor and the permittee or his designated representative. As a minimum, the plans shall include, but not be limited to, the following three sections and subheadings:

(1)	Statement of Responsibilities and Procedures, including public parking and access requirements.

(2)	Annual Operations Plans (reviewed annually by November 1):

Winter Operations Plan

(a)	Ski patrol and first aid procedures, including location of patrol stations, sweep procedures, lift evacuation, avalanche control and rescue, accident reporting, communications, etc.

(b)	Lift operation and procedures

(c)	Trail maintenance and grooming, including sno-cat operations, snowmaking, etc.

(d)	Customer service operations, including hosts, etc.

(e)	Ski school procedures

(f)	Sign Plan

(g)	Building fire protection

Summer Operations Plan

(a)	Erosion control

(b)	Tree and debris disposal

(c)	Sanitation

(d)	General safety (including public safety)

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(e)	List of planned development work for the work season by April 15.

(f)	Design criteria and landscaping

(g)	Road closure program

(h)	Vegetative management

b.	Permittee Representative

The permittee or a designated representative shall be present on the premises at all times when the facilities are open to the public. The permittee will notify the District Ranger in writing who the representative(s) will be.

c.	Inspections and Suspension of Operations

(1)	Permittee

The permittee is responsible for continuous inspection of improvements covered by this permit to assure that hazards are removed and that public safety, health, and welfare are adequately protected. The permittee will take corrective action as needed.

Avalanches, rising waters, high winds, falling limbs or trees, and other hazards are natural phenomenons in the forest that present risks which the permittee assumes. The permittee has the responsibility of inspecting his site, lot, right-of-way, and immediate adjoining area for dangerous trees, hanging limbs, and other evidence of hazardous conditions and, after securing permission from the Forest Service, of removing such hazards.

The permittee shall perform all work with explosives in such a manner as not to endanger life or property. All storage places for explosives and flammable material shall be marked Explosive. The method of storing and handling explosives and flammable materials shall conform to recommended procedures contained in all local, state, and federal laws and regulations.

Inspections of lifts and tows shall be performed in accordance with the Colorado Passenger Tramway Safety Board’s Rules and Regulations or the American National Standard Safety Requirements for Aerial Passenger Tramways (ANSI B77.1), with Forest Service supplements, at least annually. Before public operation is permitted, the inspector must certify that the lift is safe for use by the public. Copies of the inspection report and safety certification shall be provided by the District Ranger.

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(2)	Forest Service

The Forest Service reserves the right to inspect the permitted facilities and improvements at any time for compliance with terms of this permit, and if in the opinion of the Forest Supervisor there is insufficient adherence to the terms of the permit, he may suspend use or operation of any part, or all, of the permitted facilities or improvements. Such inspections by the Forest Service do not relieve the permittee of his responsibilities under the terms of this permit.

d.	Non-skiing Equipment

Sleds, toboggans, saucers, snowmobiles, and other snowplay device may be permitted when separate and effectively segregated runs or areas are provided. Required safety maintenance and administrative provisions to regulate such uses will be made a part of the winter operation plan. Specialized equipment necessary for the handicapped may be permitted as long as required safety precautions, as listed in the operation plan, are followed.

e.	Ski Patrol

The permittee shall maintain an adequate ski patrol organization. Patrol members may be paid or volunteer and shall meet the qualifications and the number to be on duty as specified in the winter operation plan.

34.	Correlations with Other National Forest Uses and Outstanding Rights

a.	Area Access

Except for such restrictions as the permittee and the Forest Supervisor may agree to be necessary to protect the installation and operation of authorized structures and developments, the lands and waters covered by this permit shall remain open to the public for all lawful purposes. To facilitate public use of this area, all existing roads or such roads as may be constructed by the permittee, shall remain open to the public, except for such roads as may be closed by joint agreement of the permittee and the Forest Supervisor.

b.	Nonexclusive Use

This permit shall not be exclusive. The Forest Service reserves the right to use or permit others to use any part of the permitted area for any purpose, provided such use does not interfere with the rights and privileges hereby authorized.

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c.	Administrative Use of Lifts

The lifts and tows shall be open to free use of all Forest Service personnel on official business. The Forest Supervisor will annually furnish a list of such personnel to the permittee, and the District Ranger or authorized officer will be required to vouch for others as the need arises.

d.	Water Rights

This permit confers no right upon the permittee to the use of the water involved; such right must be obtained under Colorado State law. All water rights acquired or claimed by the permittee during the term of this permit which involve diversion of water directly from National Forest System lands, to the extent the same are applied to beneficial uses on National Forest System lands authorized under this permit, shall be acquired by the permittee and transferred to the United States. Such transactions are subject to the permit holder’s right of use.

35.	Regulation of Services and Rates

a.	Services and Rates

The Forest Service shall have the authority to check and regulate the adequacy and type of service provided the public and to require that such service conform to satisfactory standards. The permittee may be required to furnish the Forest Service a schedule of prices for sale and services authorized by the permit. Such prices and services may be regulated by the Forest Service; Provided, That the permittee shall not be required to charge prices lower than those charged by comparable or competing enterprises.

b.	Implied Permission

Nothing in this permit shall be construed to imply permission to build or maintain any structure not specifically named on the face of this permit, or approved by the Forest Service in the form of a new permit or permit amendment.

c.	Alcoholic Beverages

The sale of beer, wine, and liquors is allowed under this permit. However, if conditions develop as a result of this privilege, which in the judgment of the Forest Service are undesirable, the sale of such liquors shall be discontinued. In the event that this action becomes necessary, the permittee will be informed in writing by the Forest Service.

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d.	Gambling

Gambling or gambling machines or devices will not be permitted on National Forest System lands regardless of whether or not they are lawful under state law or county ordinances.

e.	Fireworks

No fireworks shall be stored or used on the land covered by this permit, or in the structures thereon, unless approved by the Forest Supervisor or a designated representative.

f.	Ski School

The permittee shall have the exclusive right to maintain and operate a ski school on the permit area. The director for said school shall be qualified to the satisfaction of the Forest Supervisor, to give instruction and to direct others in giving instruction in all degrees of skiing proficiency required at the site. Ski safety shall be emphasized in all instruction.

g.	Lift Ticket Sales

If and when the ski area permittee determines it necessary to limit lift ticket sales on the area, the permittee and the Forest Supervisor will mutually agree on the number of tickets that will be made available on a daily basis to the general walk-in skier.

36.	Association Status Notification

The permittee shall furnish the Forest Supervisor an authenticated copy of a resolution specifically authorizing one certain individual or individuals to represent the permittee in its dealings with the Forest Service.

It is understood that the Winter Park Recreational Association, a nonprofit corporation, operates the Winter Park recreational area, pursuant to all of the terms and conditions of that certain instrument entitled “Agreement Between the Winter Park Recreational Association and the City and County of Denver, State of Colorado”, dated November 22, 1950, as now or hereafter amended. In the event of the termination of said underlying agreement, the Term Special Use Permit shall likewise terminate.

37.	This permit shall not be terminated under the provisions of Clause 15 until the Permittee is notified in writing of breach of conditions and shall be given such notice to correct said breach as is provided by policy current at the time of breach.

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38.	Superseded Permit

This permit supersedes term and annual special use permits, both designated: City and County of Denver through the Winter Park Recreational Association as agent, dated October 1, 1965, as amended.

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